Exhibit 99.1

Tallgrass Energy Announces New President

LEAWOOD, Kan.--(BUSINESS WIRE)--December 3, 2019--Tallgrass Energy, LP (NYSE: TGE) today announced that the Board of Directors of its general partner has appointed Matthew P. “Matt” Sheehy as President of Tallgrass Energy, effective immediately. He will report to Tallgrass CEO William R. “Bill” Moler and focus on the company’s commercial and business development efforts.

Sheehy originally joined Tallgrass Energy at inception in 2012 and held a number of roles, including President of Rockies Express Pipeline LLC and Senior Vice President and Chief Commercial Officer for Tallgrass Energy. Since leaving Tallgrass in early 2018, Sheehy has been the Chairman of Bridger Aerospace Group - a leading aerial firefighting company and a Blackstone portfolio company.

“We’re delighted to welcome Matt back to the Tallgrass family,” said Moler. “His in-depth knowledge of the midstream sector and his impressive ability to identify and commercialize energy infrastructure projects will once again add value to Tallgrass. His knowledge of our assets, our team members and customers, along with his recent experience with our financial sponsor Blackstone, makes him uniquely positioned to hit the ground running.”

Sheehy added, “I am thrilled to return to Tallgrass during this exciting next chapter of its growth. I’m looking forward to reconnecting with the team and working together to deliver value-added solutions for our customers.”

About Tallgrass Energy

Tallgrass Energy, LP (NYSE: TGE) is a growth-oriented midstream energy infrastructure company operating across 11 states with transportation, storage, terminal, water, gathering and processing assets that serve some of the nation’s most prolific crude oil and natural gas basins.

To learn more, please visit our website at www.tallgrassenergy.com.

Contacts

Investor and Financial Inquiries
Nate Lien, 913-928-6012
investor.relations@tallgrassenergylp.com
or
Media and Trade Inquiries
Phyllis Hammond, 303-763-3568
phyllis.hammond@tallgrassenergylp.com